Exhibit 10.1

MDC Partners Inc.

Execution Copy

September 9, 2018

Scott L. Kauffman

MDC Partners Inc.

745 Fifth Ave.

New York, NY 10151

Re: Succession Agreement

Dear Scott,

This letter agreement (“Agreement”) sets forth the terms and conditions of the succession of your employment and service as Chairman and Chief Executive Officer of MDC Partners Inc., a Canadian corporation (the “Company”). Reference is made to your Employment Agreement with the Company, dated as of August 25, 2015 (the “Employment Agreement”). Capitalized terms used in this Agreement that are not defined herein have the meanings set forth in the Employment Agreement.

1.       Succession of Employment.

(a)      Your employment with the Company will terminate, and you will resign from your position as Chairman and Chief Executive Officer of the Company, and from all other offices with the Company and its affiliates, on the Succession Date. For purposes hereof, the “Succession Date” shall mean the earlier to occur of December 31, 2018 and the date immediately prior to the first date of service of a new Chief Executive Officer of the Company, as appointed by the Company’s Board of Directors (the “Board”). During any period of employment prior to the Succession Date, you will continue in your position as Chairman and Chief Executive Officer and perform the duties of such office, and you agree to assist the Board in the identification and hiring of a successor Chief Executive Officer during this period. Prior to the termination of your employment, except as provided herein, you will continue to have the duties and responsibilities, and be subject to the covenants and obligations, set forth in the Employment Agreement and, following the termination of your employment, you will be subject to the covenants and obligations set forth herein. You shall be entitled to receive your Base Salary and participate in employee benefit plans (in accordance with Section 5(b) of the Employment Agreement) through the date of the termination of your employment. You will not be eligible to receive an annual bonus in respect of the 2018 calendar year nor to be granted any long-term incentive awards after the date hereof. In addition, you shall remain eligible to receive a discretionary payment described in Section 7(c) of the Employment Agreement. You will not be entitled to any payments or benefits under the Employment Agreement except as specifically provided herein or as incorporated herein by reference, and you hereby waive and release any claims for such payments or benefits.

(b)      In the event that, prior to the Succession Date, your employment is terminated on account of death, Disability, termination without Cause, or termination for Good Reason as provided in Section 6 of the Employment Agreement, your rights to separation payments and benefits shall be the same as those set forth in this Agreement, and the date of such termination shall be treated as the Succession Date for all purposes hereunder; provided that the matters contemplated by, or resulting from execution of, this Agreement shall not constitute the basis for a termination for Good Reason. Upon any termination of your employment prior to the Succession Date as a termination for Cause or a termination without Good Reason, as defined in the Employment Agreement and modified herein, you will not be entitled to any separation payments or benefits other than the Accrued Rights described in Section 5 below, no Succession Date shall occur for purposes of this Agreement, and the terms of this Agreement and any other agreement with the Company or its affiliates providing for separation payments or benefits shall be null and void.

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2.      Continued Board Service.

Following the Succession Date (if any), subject to any right of removal pursuant to the Company’s organizational documents or applicable law, and your right to resign from such position, you will continue as a member of the Board for a period to continue through the end of the current term on or about June 6, 2019, and you hereby agree not to stand for reelection from the Board at the end of such period unless you and the Board agree to an extension of such period. You will receive compensation for your service as a member of the Board following the Succession Date, in the same amounts as paid to the independent members of the Board, provided that you shall not serve on any Committees of the Board.

3.       Succession Payments and Benefits.

In consideration of your obligations under this Agreement (including the covenants in Section 7 and Section 8 hereof), upon and subject to your separation from service on the Succession Date, you will be entitled to a cash separation payment equal to $3,600,000, payable in a single lump sum (subject to applicable tax withholdings) within sixty (60) days following the Succession Date. Notwithstanding the foregoing, you shall not be entitled to receive any of the payments in this Section 3 or Section 4 unless you execute and deliver to the Company the Release of Claims in the form of Exhibit A hereto, and you do not revoke such Release of Claims, within the time periods specified therein. In the event that a new Chief Executive Officer has not been appointed by the Board by December 31, 2018, and you and the Board do not mutually agree to the continuation of your service as Chief Executive Officer and the terms and conditions thereof, your employment will terminate as of such date and you will be entitled to the separation payments and benefits provided under this Section 3 and Section 4 hereof, subject to the terms thereof.

4.       Long-Term Incentive Awards; Incentive/Retention Agreement.

The long-term incentive awards set forth on Exhibit B hereto (the “LTIP Awards”) shall remain subject to the terms and conditions set forth in the applicable award agreements, including without limitation applicable provisions in each LTIP Award for pro-rated vesting upon termination without Cause and applicable provisions related to the occurrence of a Change in Control during any period of employment; provided that a termination of your employment on the Succession Date shall be deemed a termination without Cause with respect to the LTIP Awards. You acknowledge that you shall not have any rights to any long-term incentive awards following termination of your employment other than the LTIP Awards identified on Exhibit B. If no Succession Date occurs, the LTIP Awards shall be subject to the terms and conditions set forth in the applicable award agreements.

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For the avoidance of doubt, during any period of employment with the Company, you shall continue to vest under any Restricted Stock Grant Award and any other compensation award issued to you by the Company or its affiliates pursuant to the terms and conditions set forth in the applicable award agreements.

In addition, the terms and conditions of that certain Incentive/Retention Agreement between you and the Company, dated as of February 23, 2018, shall continue to remain in effect until the Succession Date.

5.       Accrued Rights.

Upon the termination of your employment, you will be entitled to (i) the earned but unpaid Base Salary payments in accordance with the Employment Agreement and (ii) payment of any unreimbursed business expenses in accordance with the Company’s current Travel & Entertainment Policy.

6.       Indemnification and Insurance.

You will continue to remain eligible for indemnification under the Company’s By-laws. You will also continue to be covered by any past, current or future Company Director and Officer Liability Insurance program to the same extent as then-current officers and directors of the Company.

7.      Cooperation.

You agree that, following the termination of your employment, at the Company’s request, you shall assist and advise the Company as reasonably necessary in any investigation which may be performed by the Company or any government agency and any litigation in which the Company may become involved. Such assistance shall include you making yourself reasonably available for interviews by the Company or its counsel, deposition and/or court appearances at the Company’s request. The Company shall use its reasonable efforts to schedule such assistance at mutually convenient times and places, taking into account any employment constraints that you may have. The Company shall reimburse you for reasonable expenses incurred by you at the Company’s request, consistent with the Company’s practices applicable to you during your employment. To the maximum extent permitted by law, you agree that you will notify the Company’s General Counsel if you are contacted by any person contemplating or maintaining any claim or legal action against the Company, or by any agent or attorney of such person, within three business days of such contact. Nothing in this Section 7, however, requires you to act against your own legal interests.

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8.       Restrictive Covenants.

(a)      Confidentiality, Non-Competition and Non-Solicitation Covenants; Intellectual Property. You acknowledge and agree that the provisions of Section 8 and Section 9 of the Employment Agreement shall remain in full force and effect in accordance with the terms thereof, and that you are in compliance and shall continue to comply with such covenants prior to and following termination of your employment for the time periods specified therein.

(b)       In addition, Section 8(b) of the Employment Agreement (Confidential Information) is hereby amended by adding the following subclauses to the end of such clause:

(i) Defend Trade Secrets Act. Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(ii) Whistleblower. Notwithstanding anything herein to the contrary, nothing in this Agreement shall: (i) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

(c)       Non-Disparagement. You covenant and agree that you shall not disparage or direct others to disparage the Company or any of its affiliates, or any of their past, present or future employees, officers, directors, products or services, and the Company covenants and agrees that it shall instruct its directors and officers not to disparage or make defamatory statements about you. For purposes of this Section 8(c), the term “disparage” includes, without limitation, comments or statements to the press, to the Company’s or its affiliate’s employees (other than in the good faith performance of duties to the Company) or to any individual or entity with whom the Company or its affiliates has a business relationship (including, without limitation, any vendor, supplier, customer or distributor) or any public statement that would intentionally have a material adverse effect on, in any manner and as applicable: (i) the conduct of any business by the Company or you, as applicable, or its or your affiliates (including, without limitation, any business plans or prospects), or (ii) the business reputation of the Company or you, as applicable, or its or your affiliates (including for the Company, any officer, director or employee of the Company or its affiliates). Notwithstanding the foregoing, nothing in this Section 8(c) shall prevent the Company or you from making any truthful statement to the extent, but only to the extent (i) such statement is made in connection with any proceeding (regardless of whether between you and the Company) or in the course of any regulatory or administrative inquiry, review or investigation or other proceeding that may be conducted by a government agency, or (ii) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over you.

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(d)      Public Announcement. Prior to the date hereof, the Company has provided you with final versions of all press releases and public communications to be issued by the Company related to the separation of your employment.

9.       Tax Withholding.

The Company shall deduct or withhold, or require you to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.

10.       Entire Agreement.

This Agreement constitutes the entire agreement between you and the Company with regard to the subject matter hereof and, effective as of the date hereof, supersedes the Employment Agreement, except as specifically provided herein (including, without limitation, Section 8 of this Agreement). For the purposes of determining your rights and benefits under all other agreements between you and the Company, your termination of employment on the Succession Date shall be deemed to be a termination without Cause by the Company. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

11.      Notices.

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy, facsimile or other electronic transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to you:	To your address as set forth in the Company’s records.

If to the Company:	MDC Partners Inc.
745 Fifth Avenue
New York, New York 10151
Attn: General Counsel

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If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy, PDF or other electronic transmission, it shall be effective upon receipt.

12.       Successors and Assigns.

This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and your and the Company’s respective heirs, successors and assigns, except that you may not assign your rights or delegate your obligations hereunder without the prior written consent of the Company. The Company agrees to cause any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company’s stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which you perform a majority of your services to assume this Agreement.

13.       Section 409A.

The intent of the parties is that payments and benefit under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom, as applicable. A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. Any payment hereunder constituting “nonqualified deferred compensation” within the meaning of Section 409A will be paid on the day that is six months plus one day after your separation from service, after applying the exemption for short-term deferrals of compensation in accordance with Section 409A. All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event any reimbursements that are non-qualified deferred compensation subject to Section 409A of the Code shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you. No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit. For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A.

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14.       Choice of Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws thereof.

15.       Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. This arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both you and the Company. If the parties cannot agree on an acceptable arbitrator, the dispute shall be held by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators.

16.       Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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Please acknowledge your acceptance of the terms of this Agreement by signing and dating this letter agreement as indicated below.

Sincerely,

MDC PARTNERS INC.

By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: General Counsel

By:	/s/ Scott L. Kauffman
Scott L. Kauffman

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Exhibit A

Release of Claims

(i)      I, Scott L. Kauffman, in consideration of and subject to the performance by MDC Partners Inc. (together with its subsidiaries, the “Company”), of its material obligations under the Succession Agreement with the Company, dated September 9, 2018 (the “Agreement”), do hereby release and forever discharge, as of the date hereof, the Company and its affiliates and its and all of their respective present and former directors, officers, agents, representatives, employees, successors, assigns and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. Defined terms used herein that are not otherwise defined shall have the meanings set forth in the Agreement.

(ii)      I have agreed that I will not receive the payments and benefits specified in Section 3 and Section 4 of the Agreement unless I execute this Release of Claims and do not revoke it within the time period permitted hereafter or breach this Release of Claims. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of employment with the Company, other than as provided in the Agreement.

(iii)      Except as provided in paragraph (v) below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, lawsuits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided that the foregoing release shall not extend to, and in no event shall the “Claims” which are being released hereunder include, (a) any rights to reimbursement or indemnification in my capacity as an officer, director or employee of the Company or any of its Subsidiaries under the governing documents of the Company or such Subsidiary, any reimbursement or indemnification agreement with the Company, any insurance policy or applicable law, in accordance with the terms thereof, as a matter of law, or otherwise, or under any power that the Company may have to indemnify me or hold me harmless, (b) my rights to payments or benefits due under Section 3 and Section 4 of the Agreement, (c) my rights as a stockholder of the Company or (d) my rights to enforce the terms of this Release of Claims.

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(iv)      I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph iii above.

(v)      I agree that this Release of Claims does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Release of Claims. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

(vi)      In signing this Release of Claims, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this Release of Claims and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this Release of Claims shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph (iii) as of the execution of this Release of Claims.

(vii)      I agree that neither this Release of Claims, nor the furnishing of the consideration for this Release of Claims, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

(viii)      I agree that I will forfeit all amounts payable by the Company pursuant to Section 3 and Section 4 of the Agreement if I challenge the validity of this Release of Claims. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will return all payments received by me pursuant to the Agreement.

(ix)      Whenever possible, each provision of this Release of Claims shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release of Claims is held to be invalid, illegal or unenforceable in any respect under arty applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release of Claims shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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BY SIGNING THIS RELEASE OF CLAIMS, I REPRESENT AND AGREE THAT:

(a)      I HAVE READ IT CAREFULLY;

(b)      I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)      I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION; I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE OF CLAIMS SUBSTANTIALLY IN ITS FINAL FORM ON September 9, 2018, TO CONSIDER IT AND THE CHANGES MADE SINCE THE FINAL VERSION OF THIS RELEASE OF CLAIMS ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(d)      [omitted]

(e)      I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE OF CLAIMS TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(f)      I HAVE SIGNED THIS RELEASE OF CLAIMS KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(g)      I AGREE THAT THE PROVISIONS OF THIS RELEASE OF CLAIMS MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY A REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: September 9, 2018

/s/ Scott L. Kauffman________

Scott L. Kauffman

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Exhibit B

Type of Award	Grant Date	Vesting Date	Award Description
Financial-Performance Restricted Stock Grant Agreement (2016)	2/17/2016	12/31/18	142,348 Class A Shares
Financial-Performance Restricted Stock Grant Agreement (2017)	1/31/2017	12/31/19	300,000 Class A Shares
Financial-Performance Restricted Stock Grant Agreement (2018)	2/28/2018	12/31/20	128,342 Class A Shares
2018 LTIP Award Agreement	2/23/2018	3/1/2021 (Applicable Payment Date)	LTIP cash target amount equal to $1,200,000